Exhibit 99.1

                   TRACKPOWER PROVIDES AMERICAN RACING UPDATE

TORONTO, ON -----March 9, 2006---TrackPower, Inc. (TPWR:OTCBB) today announced that Oneida Entertainment, LLC ("Oneida") completed a $5 million equity investment in American Racing and Entertainment, LLC ("American Racing") on March 1, 2006. Prior to this investment, TrackPower held a 25% ownership interest in American Racing and Southern Tier Acquisitions II, LLC and Nevada Gold NY, Inc. (a wholly owned subsidiary of Nevada Gold & Casinos, Inc. AMEX:UWN) held the remaining 25% and 50%, respectively. American Racing was formed to develop Tioga Downs Raceway, located in Nichols, New York and to pursue the acquisition of Vernon Downs Raceway, located in Vernon, New York, from Mid-State Raceway, Inc. an entity currently in Chapter 11 bankruptcy. In conjunction with this investment, an affiliate of Oneida provided a commitment to fund $15 million in a subordinated secured credit facility to American Racing. The closing of this credit facility is subject to certain conditions precedent and the commitment will terminate if the financing is not consummated by June 1, 2006.

As a result of Oneida purchasing a 20% membership interest in American Racing, the membership interests of TrackPower and Southern Tier Acquisition II LLC each declined from 25% to 20% and the membership interest of Nevada Gold NY, Inc. dropped from 50% to 40%. In order to compensate TrackPower and Southern Tier for consulting services provided to American Racing, TrackPower and Southern Tier will each receive a consulting fee from Nevada Gold equal to 7.5% of the base management fee paid from American Racing to Nevada Gold.

Prior to Oneida's investment in America Racing, Oneida had submitted a competing plan of reorganization for Vernon Downs Raceway and through this investment Oneida has agreed not to modify its proposed plan of reorganization that was recently denied confirmation by the bankruptcy court. Oneida also agrees to withdraw its objection to the proposed plan of reorganization for Vernon Downs Raceway presented by American Racing.

In addition, on February 27, 2006, TrackPower executed a $1,516,616 note bearing 12% interest per annum due and payable to Southern Tier on May 29, 2006 in order to meet its obligations for capital contributions to American Racing. The note is secured by an assignment of 23% of TrackPower's membership interest in American Racing to Southern Tier.

Edward Tracy, CEO of the TrackPower stated; "Adding Oneida Entertainment as an equity contributor to the American Racing project is a favorable step. It removes a competing plan of reorganization in the Vernon Downs bankruptcy and greatly improves our position on confirmation. In addition TrackPower will share in a portion of the management fee, the overall cost of debt on the senior financing will likely be less and our preferred treatment in the first distributions will remain unaffected. "

This release includes projections of future results and "forward-looking statements" as that term is defined in Sections 27A of the Securities Act of 1933 as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934 as amended (the "Exchange Act"). All statements that are included in this release, other than statements of historical fact, are forward-looking statements. Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the expectations are disclosed in this release, including, without limitation, in conjunction with those forward-looking statements contained in this release.

Contact:
TrackPower, Inc.
John G. Simmonds, Chairman
905/773-1987 ext. 223
Or jgs@trackpower.com

Edward M. Tracy, CEO
905/773-1987 ext. 226